AMENDMENT DATED AUGUST 21, 2002

                                       TO

                       AGREEMENT AND DECLARATION OF TRUST

                              DATED JUNE 27, 2002
                                       OF
                   JOHN HANCOCK PREFERRED EQUITY INCOME FUND
                             101 Huntington Avenue
                          Boston, Massachusetts 02199



     Whereas the Board of Trustees desires to change the name of the Trust from John Hancock Preferred Equity Income Fund to John Hancock Preferred Income Fund.

     Now therefore, the undersigned being a majority of the members of the Board of Trustees of the Trust hereby adopt the following amendments to the Agreement and Declaration of Trust:

     Section 1. Section 1.1 of the Agreement and Declaration of Trust is amended in its entirety to read as follows:

     Name. The name of the Trust created hereby is "John Hancock Preferred Income Fund" (the "Trust").


     Section 2. All other references to the name of the Trust in the Agreement and Declaration of Trust are hereby amended to John Hancock Preferred Income Fund.


     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 21st of August, 2002.




__________________________________         ___________________________________
   Maureen R. Ford                            James F. Carlin
   as Trustee and not individually            as Trustee and not individually
   101 Huntington Avenue                      101 Huntington Avenue
   Boston, Massachusetts 02199                Boston, Massachusetts 02199




                                           ___________________________________
                                              Charles L. Lander
                                              as Trustee and not individually,
                                              101 Huntington Avenue
                                              Boston, Massachusetts 02199